Exhibit 10.13

AMENDED AND RESTATED EMPLOYMENT AGREEMENT
This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this "Agreement"), is entered into as of June 1, 2018, by and between Northern Oil and Gas, Inc., a Delaware corporation (the "Company") and Chad Allen, an individual currently residing in Minnesota (the "Executive").
WHEREAS, the Company currently employs the Executive pursuant to a prior employment agreement, dated as of August 5, 2013 (the "Prior Employment Agreement"); and
WHEREAS, the Company and the Executive mutually desire to enter into this Agreement and mutually agree that the Prior Employment Agreement is null and void;
NOW THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, the Company and the Executive hereby agree as follows:
1.Employment and Duties.

(a)General. The Executive shall serve as "Chief Accounting Officer," reporting to the Company's CEO and CFO. The Executive shall have such duties and responsibilities, commensurate with the Executive's position, as may be reasonably assigned to the Executive from time to time by the CEO and CFO. The Executive's principal place of employment shall be 601 Carlson Parkway, Suite 990, Minnetonka, Minnesota 55305.

(b)Exclusive Services. For so long as the Executive is employed by the Company, the Executive shall devote his full attention to his duties hereunder, shall faithfully serve the Company, shall in all respects conform to and comply with the lawful and good faith directions and instructions given to him by the Company, and shall use his best efforts to promote and serve the interests of the Company. Further, unless the Company consents in writing, the Executive shall not, directly or indirectly, render services to any other person or organization or otherwise engage in activities that would interfere significantly with his faithful performance of his duties hereunder. Notwithstanding the foregoing, the Executive may (i) serve on corporate boards, provided he receives prior permission from the Board; (ii) serve on corporate, civic, children sports organization or charitable boards or engage in charitable activities without remuneration therefor; and (iii) manage personal investments, provided that such activity does not contravene the first sentence of this Section 1(b) or any other provision of this Agreement.

(c)Dodd-Frank Act, Sarbanes-Oxley and Other Applicable Law Requirements. The Executive agrees (i) to abide by any compensation recovery, recoupment, anti-hedging, or other policy applicable to executives of the Company and its affiliates that is hereafter adopted by the Board or a duly authorized committee thereof to comply with applicable law as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the "Dodd-Frank Act"), the Sarbanes-Oxley Act of 2002 ("Sarbanes-Oxley"), or other applicable law; and (ii) that the terms and conditions of this Agreement shall be deemed automatically and unilaterally amended to the minimum extent required as may be necessary from time to time to ensure compliance by the Executive and this Agreement with such policies, the Dodd-Frank Act, Sarbanes-Oxley, or other applicable law.

2.Term of Employment. The Executive's employment shall be covered by the terms of this Agreement, effective as of June 1, 2018 (the "Effective Date"), and shall continue for a period of three (3) years ("Term"), unless this Agreement (and the Executive's employment hereunder) is otherwise terminated as set forth in this Agreement. This Agreement shall automatically renew thereafter for subsequent periods of one (1) year ("Renewal Term"), unless either party provides written notice at least thirty (30) days prior to the end of the Term (or any Renewal Term thereafter) or unless this Agreement (and the Executive's employment hereunder) is otherwise terminated as set forth in this Agreement.

3.Compensation and Other Benefits. Subject to the provisions of this Agreement, the Company shall pay and provide the following compensation and other benefits to the Executive during the Term as compensation for services rendered hereunder:

(a)Base Salary. The Company shall pay to the Executive an annual salary (the "Base Salary") at a rate of no less than $220,000 per year, payable in substantially equal installments at such intervals as may be determined by the Company in accordance with the Company's then current ordinary payroll practices as established from time to time. The Base Salary shall be reviewed in good faith by the Compensation Committee of the Board (the "Compensation Committee") not less often than annually.

(b)Performance-Based Restricted Share Grant. Executive shall receive an annual Performance-Based Restricted Share Grant, which shall be subject to performance-based vesting criteria. The parties shall negotiate the Performance-Based Restricted Share Grant in good faith on an annual basis, and the parties shall set forth the mutually agreed-upon terms of the annual Performance-Based Restricted Share Grant in an APPENDIX A to this Agreement on or before March 31st of each year.
(c)Employee Benefits. The Executive shall be entitled to participate in all employee benefit arrangements that the Company may offer to its executives of a like status from time to time, and as may be amended from time to time. The Company shall contribute the maximum legally permitted amount, but not to exceed $25,000 per calendar year, on behalf of the Executive to the Company's 401(k) plan as an "employee" contribution, as well as any Company matching contribution to which the Executive is entitled under the 401(k) plan. In addition, the Company shall provide a $20,000 annual car allowance to the Executive for car payments and insurance, payable monthly in accordance with the Company’s standard payroll practices.

(d)Expenses. The Company shall reimburse the Executive for reasonable travel, legal and other business-related expenses incurred by the Executive in the fulfillment of his duties hereunder upon presentation of written documentation thereof, in accordance with the applicable expense reimbursement policies and procedures of the Company as in effect from time to time.

4.Rights Upon a Change in Control/Termination of Employment.

(a)Equity Treatment Generally. Upon consummation of a Change in Control during the Term, or any Renewal Term, the effect upon any unvested stock options, warrants, restricted stock and restricted stock units in the Company (including but not limited to any shares granted under this Agreement and any appendixes hereto) held in the name of the Executive (the “Securities”), or any portion thereof, shall (unless otherwise provided for herein) be as provided for under the applicable grant agreements and plan document(s) governing such Securities.

(b)Change in Control & Termination of Employment. In the event that the Executive's employment is terminated by the Company (or a successor to the Company) without Cause or by the Executive for Good Reason, either in connection with a Change in Control or within 12 months after the consummation of a Change in Control, the Executive shall be entitled to receive (A) a lump sum payment (collectively, the "Severance Benefit") equal to the sum of: (x) two times (2x) Base Salary as of the termination date, plus (y) one times (1x) the Executive’s annualized car allowance, plus (z) a lump sum amount equal to twelve (12) months’ worth of the monthly premium payment to continue the Executive’s (and his family’s) existing group health and dental coverage calculated under the applicable provisions of the COBRA Act of 1985, whether or not the Executive actually elects such continuation coverage, and (B) immediate vesting of any Securities granted to the Executive during the course of the Executive's employment (including, but not limited to, any Securities granted under this Agreement and any appendixes hereto), without regard to any other terms or conditions governing such vesting (including, but not limited to, any then-undetermined performance-based vesting criteria set forth in this Agreement and any appendixes hereto). The Severance Benefit shall be paid to the Executive no later than the forty-fifth (45th) day immediately following the Executive's "separation from service" (as defined under the Code), provided the Executive first executes a release of any and all claims against the Company (set forth in Section 4(f), below) and the revocation period specified therein has expired without the Executive revoking such release. However, if such forty-five (45) day period straddles two (2) taxable years of the Executive, then the Company shall pay the Severance Benefit in the second of such taxable years, regardless of the taxable year in which the Executive actually delivers the executed release of claims. Notwithstanding the foregoing and for avoidance of doubt, if the Executive's employment is terminated (x) at any time by the Company for Cause, or (y) voluntarily by the Executive without Good Reason, then in each case, the Executive shall only be entitled to any unpaid annual Base Salary and unreimbursed business expenses through and including the date of termination and the Executive shall not receive any Severance Benefit.

(c)Termination of Employment without Cause or for Good Reason. Notwithstanding anything herein to the contrary, this Agreement may be terminated by the Company or the Executive, at any time, with or without Cause or Good Reason. In the event that the Executive's employment is terminated by the Company without Cause or by the Executive for Good Reason, the Executive shall be entitled to receive (i) the Severance Benefit; and (ii) immediate vesting of any Securities granted to the Executive during the course of the Executive's employment (including, but not limited to, any Securities granted under this Agreement and any appendixes hereto), without regard to any other terms or conditions governing such vesting (including, but not limited to, any then-undetermined performance-based vesting criteria set forth in this Agreement and any appendixes hereto). The Severance Benefit shall be paid to the Executive no later than the forty-fifth (45th) day immediately following the Executive's "separation from service" (as defined under the Code), provided the Executive first executes a release of any and all claims against the Company (set forth in Section 4(f), below) and the revocation period specified therein has expired without the Executive revoking such release. However, if such forty-five (45) day period straddles two (2) taxable years of the Executive, then the Company shall pay the Severance Benefit in the second of such taxable years, regardless of the taxable year in which the Executive actually delivers the executed release of claims.

(d)No Continued Benefits Following Termination. Unless otherwise specifically provided in this Agreement or otherwise required by law, all compensation, equity plans, and benefits payable to the Executive under this Agreement shall terminate on the date of termination of the Executive's employment with the Company under the terms of this Agreement.

(e)Resignation from Directorships and Officerships. The termination of the Executive's employment for any reason shall constitute the Executive's immediate resignation from (i) any officer or employee position the Executive has with the Company, unless mutually agreed upon by the Executive and the Board; and (ii) all fiduciary positions (including as a trustee) the Executive holds with respect to any employee benefit plans or trusts established by the Company. The termination of the Executive’s employment by the Company for Cause (as defined in Section 9(a)) shall constitute the Executive’s immediate and automatic resignation from any position on the Company’s Board of Directors; and the Executive agrees that this Agreement shall serve as written notice of resignation in this circumstance.

(f)Waiver and Release. Notwithstanding any other provisions of this Agreement to the contrary, unless expressly waived in writing by the Board in its sole discretion, the Executive shall not be entitled to any Severance Benefit, and the Company shall not pay such Severance Benefit (other than accrued Base Salary and unreimbursed business expenses as of the termination date), unless the Executive timely executes and delivers to the Company a general release (which shall be provided by the Company not later than five (5) days from the date on which the Executive's employment is terminated and be substantially in the form attached hereto as Exhibit A), whereby the Executive (or his estate or legally appointed personal representative) releases the Company (and affiliates of the Company and other designated persons) from all employment based or related claims of the Executive and all obligations of the Company to the Executive other than with respect to (x) the Company's obligations to make and provide the Severance Benefit and (y) any vested benefits to which the Executive is entitled under the terms of any Company benefit or equity plan, and the Executive does not revoke such release within any applicable revocation period following the Executive's delivery of the executed release to the Company. If the requirements of this Section 4(f) are not satisfied by the Executive (or his estate or legally appointed personal representative), then no Severance Benefit (other than accrued Base Salary and unreimbursed business expenses as of the termination date) shall be due to the Executive (or his estate) pursuant to this Agreement.

(g)Notice of Termination. Any termination of employment by the Company or the Executive shall be communicated by a written "Notice of Termination" to the other party hereto given in accordance with Section 10(l) of this Agreement. In the event of a termination by the Company for Cause or by the Executive for Good Reason, the Notice of Termination shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated, and (iii) specify the date of termination. The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Cause or Good Reason shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive's or the Company's rights hereunder.

5.Section 280G Payments.

(a)Net-Better After-Tax Provision. Notwithstanding anything in this Agreement to the contrary, if the Executive is a "disqualified individual" (as defined in Section 280G(c) of the Code), and the payments and benefits provided for in this Agreement, together with any other payments and benefits which the Executive has the right to receive from the Company or any other person, would constitute a "parachute payment" (as defined in Section 280G(b)(2) of the Code), then the payments and benefits provided for in this Agreement shall be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by the Executive from the Company and/or such person(s) will be $1.00 less than three (3) times the Executive's "base amount" (as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by the Executive shall be subject to the excise tax imposed by Section 4999 of the Code or (b) paid in full, whichever produces the better "net after-tax position" to the Executive (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes). The reduction of payments and benefits hereunder, if applicable, shall be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in-kind hereunder in a similar order. The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary shall be made by the Company in good faith. If a reduced payment or benefit is made or provided and through error or otherwise that payment or benefit, when aggregated with other payments and benefits from the Company (or its affiliates) used in determining if a parachute payment exists, exceeds $1.00 less than three (3) times the Executive's base amount, then the Executive shall immediately repay such excess to the Company upon notification that an overpayment has been made. Nothing in this paragraph shall require the Company to be responsible for, or have any liability or obligation with respect to, the Executive's excise tax liabilities under Section 4999 of the Code.

(b)No Parachute Payment to the Extent Concluded by Tax Opinion. For purposes of Section 5(a), the Company shall not treat any payment or portion thereof as a parachute payment or an "excess parachute payment" (as defined in Section 280G) to the extent the Company receives an opinion, addressed to the Company from a nationally recognized law firm (such as Andrews Kurth LLP) or certified public accounting firm (a "Tax Opinion"), to the effect that if such payment or portion thereof is made, then either (i) such payment or portion thereof would not be a parachute payment or (ii) such payment or portion thereof would not be an excess parachute payment. A Tax Opinion may be based upon reasonable assumptions, limitations and qualifications that such law firm or certified public account firm reasonably believes to be accurate (e.g., assumptions as to matters that can reasonably be expected to be provided or certified by the Executive and/or the Company). The Company and the Executive shall use their respective reasonable best efforts to cooperate with each other and such law firm or certified public accounting firm in connection with a Tax Opinion.

6.Section 409A of the Code. This Agreement is intended to either avoid the application of, or comply with, Section 409A of the Code. To that end this Agreement shall at all times be interpreted in a manner that is consistent with Section 409A of the Code. Notwithstanding any other provision in this Agreement to the contrary, the Company shall have the right, in its sole discretion, to adopt such amendments to this Agreement or take such other actions (including amendments and actions with retroactive effect) as it determines is necessary or appropriate for this Agreement to comply with Section 409A of the Code. Further:

(a)Any reimbursement of any costs and expenses by the Company to the Executive under this Agreement shall be made by the Company within thirty (30) days from the date of Executive’s written and documented reimbursement request. The expenses incurred by the Executive in any calendar year that are eligible for reimbursement under this Agreement shall not affect the expenses incurred by the Executive in any other calendar year that are eligible for reimbursement hereunder and the Executive's right to receive any reimbursement hereunder shall not be subject to liquidation or exchange for any other benefit.

(b)Any payment following a separation from service that would be subject to Section 409A(a)(2)(A)(i) of the Code as a distribution following a separation from service of a "specified employee" (as defined under Section 409A(a)(2)(B)(i) of the Code) shall be made on the first to occur of (i) ten (10) days after the expiration of the six month period following such separation from service, (ii) death or (iii) such earlier date that complies with Section 409A of the Code.

(c)Each payment that the Executive may receive under this Agreement shall be treated as a "separate payment" for purposes of Section 409A of the Code.

7.Confidential Information. During the Term, the Company may provide the Executive (i) with access to and the opportunity to become familiar with its Confidential Information and Trade Secrets; (ii) with continuing training, development and education regarding its procedures, products, services, methods, systems and operations; and (iii) with access to Confidential Information and Trade Secrets about the Company's employees, customers and customers’ employees and agents.

(a) The Executive acknowledges that all notes, data, forms, reference and training materials, leads, memoranda, computer programs, computer print-outs, disks and the information contained in any computer, whether stored locally at the Company or remotely by the Company or others on behalf of the Company, and any other records which contain, reflect or describe any Confidential Information and Trade Secrets, belong exclusively to the Company. Upon the termination of the Executive's employment with the Company, the Executive shall promptly return such materials and all copies thereof in the Executive's possession to the Company, regardless of the cause of the termination of the Executive's employment with the Company.

(b)During the Executive's employment with the Company and thereafter, the Executive will not copy, publish, convey, transfer, disclose or use, directly or indirectly, for the Executive's own benefit or for the benefit of any other person or entity (except the Company) any Confidential Information and Trade Secrets; provided, that any copying or other prohibited use of Confidential Information and Trade Secrets shall not include copying or otherwise using Confidential Information and Trade Secrets in connection with communications with current or potential customers or vendors that the Executive reasonably expects to have a direct benefit to the Company; provided, further, that the Executive shall take any steps reasonably necessary to ensure that Confidential Information and Trade Secrets are not disclosed, by the Executive or by any such potential customers or vendors, to an extent greater than that which is reasonably required to provide such benefit to the Company. The Executive will abide by all rules, guidelines, policies and procedures relating to Confidential Information and Trade Secrets implemented and/or amended from time to time by Company. Notwithstanding the foregoing, nothing in this Agreement shall apply to limit the Executive’s ability to make statements or disclosures (i) as a witness in or party to a legal proceeding (as may be ordered by any regulatory agency or court), (ii) as otherwise required by law, or (iii) as may be necessary for the Executive to prosecute any claims relating to the enforcement of this Agreement.

(c)The Executive acknowledges that the Company is a public company registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and that this Agreement may be subject to the filing requirements of the Exchange Act.  The Executive acknowledges and agrees that the applicable insider trading rules and limitations on disclosure of non-public information set forth in the Exchange Act and rules and regulations promulgated by the Securities and Exchange Commission (the "SEC") shall apply to this Agreement and the Executive's employment with the Company.  The Executive (on behalf of himself as well as his executors, heirs, administrators and assigns) absolutely and unconditionally agrees to indemnify and hold harmless the Company and all of its past, present and future affiliates, executors, heirs, administrators, shareholders, employees, officers, directors, attorneys, accountants, agents, representatives, predecessors, successors and assigns from any and all claims, debts, demands, accounts, judgments, causes of action, equitable relief, damages, costs, charges, complaints, obligations, controversies, actions, suits, proceedings, expenses, responsibilities and liabilities of every kind and character whatsoever (including, but not limited to, reasonable attorneys' fees and costs) in the event of the Executive's conviction of any violation of the Exchange Act or any rules or regulations promulgated by the SEC.

8.Non-Competition and Non-Solicitation of Customers, Clients and Employees. The Executive agrees that during the Term and the Restricted Period, the Executive will not directly or indirectly, as an employee, officer, director, shareholder, proprietor, agent, partner, recruiter, consultant, independent contractor or in any other individual or representative capacity engage in any of the Restricted Activities in any area within which the Company conducts or is pursuing Company Business, unless such has been previously been approved in writing by the Board after the Executive has provided the Board with full written disclosure of the relevant facts.

(a)"Restricted Period" means eighteen (18) months following termination of the Executive’s employment under this Agreement for any reason, regardless of which party terminates such employment and regardless of the reason for such termination.

(b)"Restricted Activities" means and includes the following:

(i)    Conducting, engaging or participating, directly or indirectly, as the employee, agent, independent contractor, consultant, advisor, partner, shareholder, investor, lender, underwriter or in any other similar capacity, in any business that directly competes with any part of the Company Business, provided, however, that for purposes of this Section 8(b)(i) only, the term Company Business shall be narrowly construed and geographically limited to the states of North Dakota and Montana;
(ii)    Recruiting, hiring, and/or attempting to recruit or hire, directly or by assisting others, any other employee, temporary or permanent contract, part time or full time of the Company or otherwise soliciting any other employee of the Company for any purposes that would directly or indirectly interfere or conflict with the other employee’s employment by the Company. For purposes of this covenant any "other employee" shall refer to employees who provide services to the Company and who are still actively employed by the Company at the time of the attempted recruiting or hiring, or were so employed at any time within six (6) months prior to the time of such attempted recruiting or hiring;
(iii)    Using, disclosing, publishing, copying, distributing or communicating any Confidential Information and Trade Secrets to, or for the use or benefit of the Executive or any other person or entity other than the Company; and
(iv)    Directly or indirectly interfering with any of the Company's relationships with any of its potential customers, clients, or vendors or affiliates thereof.
(c) The Company and the Executive acknowledge that the provisions contained in this Section 8 shall not prevent the Executive or the Executive's affiliates from owning solely as an investment, directly or indirectly, securities of any publicly traded corporation engaged in the Company's Business if the Executive and the Executive's affiliates do not, directly or indirectly, beneficially own in the aggregate more than five percent (5%) of all classes of outstanding equity securities of such entity.

(d)The Executive and the Company agree that the limitations as to time and scope of activity to be restrained are reasonable and do not impose a greater restraint on the Executive than is necessary to protect the property rights and other business interests of Company.

9.Definitions. For the purposes of this Agreement, the following definitions shall apply:

(a)"Affiliate" shall mean, with respect to any Person, any Person that, directly or through one or more intermediaries, is controlled by, controls, or is under common control with, such Person within the meaning of Sections 414(b) or (c) of the Code; provided that, in applying such provisions, the phrase "at least 50 percent" shall be used in place of "at least 80 percent" each place it appears therein.

(b)"Beneficial Owner" shall mean a Person who has beneficial ownership of any securities:

(i)which such Person or any of such Person’s Affiliates has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, (A) securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person’s Affiliates until such tendered securities are accepted for purchase, or (B) securities issuable upon exercise of rights issued pursuant to the terms of any Rights Agreement of the Company, at any time before the issuance of such securities;

(ii)which such Person or any of such Person’s Affiliates, directly or indirectly, has the right to vote or dispose of or has "beneficial ownership" of (as determined pursuant to Rule 13d-3 of the General Rules and Regulations under the Exchange Act), including pursuant to any agreement, arrangement or understanding; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, any security under this clause (ii) as a result of an agreement, arrangement or understanding to vote such security if the agreement, arrangement or understanding: (A) arises solely from a revocable proxy or consent given to such Person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations under the Exchange Act and (B) is not also then reportable on a Schedule 13D under the Exchange Act (or any comparable or successor report); or

(iii)which are beneficially owned, directly or indirectly, by any other Person with which such Person or any of such Person’s Affiliates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy as described in clause (ii) above) or disposing of any voting securities of the Company.

(c)"Cause" shall mean a termination of the Executive's employment because of: (1) any act or omission that constitutes a material breach by the Executive of any of his obligations under this Agreement, any equity plan or award document, or any other material agreement in writing between the Executive and the Company (other than as a result of Executive’s incapacity due to physical or mental illness); (2) the Executive's conviction of, or plea of nolo contendere to, (A) any felony or (B) another crime involving dishonesty or moral turpitude or which could reflect negatively upon the Company or otherwise impair or impede its operations; (3) the Executive’s conduct in performing under this Agreement that constitutes a material breach of a written policy of the Company or a material violation of the rules of any governmental or regulatory body applicable to the Company that is injurious to the financial condition or business reputation of the Company; (4) the Executive's refusal to follow the reasonable and lawful directions of the Board (other than as a result of Executive’s incapacity due to physical or mental illness); (5) Executive's engaging in fraud, embezzlement, or act of moral turpitude, or any other willful misconduct by the Executive that is materially injurious to the financial condition or business reputation of the Company or any of its subsidiaries or affiliates; or (6) a final order of the SEC that causes the Executive to become subject to any of the "bad actor" disqualifications described in Rule 506(d)(1)(i) through (viii), as modified by Rules 506(d)(2) and (d)(3), under the Securities Act of 1933, as amended. Notwithstanding anything in this Section 9(a) to the contrary, no event or condition described in Sections 9(a)(1), 9(a)(3), 9(a)(4) or 9(a)(5) shall constitute Cause unless (x) within ninety (90) days from the Board first acquiring actual knowledge of the existence of the Cause condition, the Board provides the Executive written notice of its intention to terminate his employment for Cause and the grounds for such termination; (y) such grounds for termination (if susceptible to correction) are not corrected by the Executive within thirty (30) days of his receipt of such notice (or, in the event that such grounds cannot be corrected within such thirty-day (30) period, the Executive has not taken all reasonable steps within such thirty-day (30) period to correct such grounds as promptly as practicable thereafter); and (z) the Board terminates the Executive’s employment with the Company immediately following expiration of such thirty-day (30) period. For purposes of this Section 9(a), any attempt by the Executive to correct a stated Cause shall not be deemed an admission by the Executive that the Board’s assertion of Cause is valid. Notwithstanding anything in this Agreement to the contrary, if the Executive's employment with the Company is terminated without Cause, the Company shall have the sole discretion to later use after-acquired evidence to retroactively re-characterize the prior termination as a termination for Cause if such after-acquired evidence supports such an action.

(d)"Change in Control" shall mean the occurrence of any of the following:

(i)any Person (other than (A) the Company, (B) a trustee or other fiduciary holding securities under any employee benefit plan of the Company, (C) an underwriter temporarily holding securities pursuant to an offering of such securities or (D) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock in the Company ("Excluded Persons")) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company after the Effective Date, pursuant to express authorization by the Board that refers to this exception) representing fifty percent (50%) or more of either the then outstanding shares of common stock of the Company or the combined Voting Power of the Company’s then outstanding voting securities; or

(ii)the following individuals cease for any reason to constitute a majority of the number of directors of the Company then serving: (A) individuals who, on the Effective Date, constituted the Board and (B) any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the Effective Date, or whose appointment, election or nomination for election was previously so approved (collectively the "Continuing Directors"); provided, however, that individuals who are appointed to the Board pursuant to or in accordance with the terms of an agreement relating to a merger, consolidation, or share exchange involving the Company (or any direct or indirect subsidiary of the Company) shall not be Continuing Directors for purposes of this definition until after such individuals are first nominated for election by a vote of at least two-thirds (2/3) of the then Continuing Directors and are thereafter elected as directors by the stockholders of the Company at a meeting of stockholders held following consummation of such merger, consolidation, or share exchange; and, provided further, that in the event the failure of any such persons appointed to the Board to be Continuing Directors results in a Change in Control, the subsequent qualification of such persons as Continuing Directors shall not alter the fact that a Change in Control occurred; or

(iii)the consummation of a merger, consolidation or share exchange of the Company with any other entity or the issuance of voting securities of the Company in connection with a merger, consolidation or share exchange of the Company (or any direct or indirect subsidiary of the Company) pursuant to applicable stock exchange requirements, other than (A) a merger, consolidation or share exchange which would result in the voting securities of the Company outstanding immediately prior to such merger, consolidation or share exchange continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least fifty percent (50%) of the combined Voting Power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger, consolidation or share exchange, or (B) a merger, consolidation or share exchange effected to implement a recapitalization of the Company (or similar transaction) in which no Person (other than an Excluded Person) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company after the Effective Date, pursuant to express authorization by the Board that refers to this exception) representing fifty percent (50%) or more of either the then outstanding shares of common stock of the Company or the combined Voting Power of the Company’s then outstanding voting securities; or

(iv)a complete liquidation or dissolution of the Company is effected or there is a sale or disposition by the Company of all or substantially all of the Company’s assets (in one transaction or a series of related transactions within any period of twenty-four (24) consecutive months), other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity at least seventy-five percent (75%) of the combined Voting Power of the voting securities of which are owned by Persons in substantially the same proportions as their ownership of the Company immediately prior to such sale.

Notwithstanding the foregoing, (1) no "Change in Control" shall be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which the record holders of the outstanding shares immediately prior to such transaction or series of transactions continue to own, directly or indirectly, in the same proportions as their ownership in the Company, an entity that owns all or substantially all of the assets or voting securities of the Company immediately following such transaction or series of transactions and (2) to the extent necessary for any amounts considered to be deferred compensation subject to Section 409A of the Code to comply with the requirements of Section 409A of the Code, the definition of "Change in Control" herein shall be amended and interpreted in a manner that allows the definition to satisfy the requirements of a change of control under Section 409A of the Code solely for purposes of complying with the requirements of Section 409A of the Code.
(e)"Company Business" shall mean, except as otherwise provided in Section 8(b)(1), the acquisition, exploration, and development of properties containing oil and natural gas resources for purposes of oil and natural gas production.

(f)"Code" shall mean the Internal Revenue Code of 1986, as amended, as interpreted by rules and regulations issued pursuant thereto, all as amended and in effect from time to time. Any reference to a specific provision of the Code shall be deemed to include reference to any successor provision thereto.

(g)"Confidential Information and Trade Secrets" may be written, verbal or recorded by electronic, magnetic or other methods, whether or not expressly identified as "Confidential" by the Company, and includes, but is not limited to, the following information and materials:

(i)    Financial information of any kind pertaining to the Company, including, without limitation, information about the profit margins, profitability, pricing, income and expenses of the Company or any of its products or lines of business and also including, without limitation, any and all information and records relating to the Company's contracts or transactions with, or charges, prices or sales to, its customers, including invoices, proposals, confirmations, bills of ladings, statements, accounting records, bids, payment records or any other information or documents regarding amounts charged to or paid by customers, for any products or services which form any part of the Company Business;
(ii)    All information about and all communications received from, sent to or exchanged between the Company and any person or entity which has purchased, licensed, exchanged or otherwise entered into a transaction with the Company, or to which the Company has made a proposal with respect to the purchase, sale, license, exchange or other transaction involving any component, products or services which form any part of the Company Business;
(iii)    All of the Company's technical data and any information pertaining to the Company Business, including, by way of example, research and development, scientific studies or analyses, details or training methods, and oil and gas technology;
(iv)    All customer contact information, which includes information about the identity and location of individuals with decision-making authority at the customer and the particular preferences, needs or requirements of the customer, or such individual, with respect to any of the products, goods, services or equipment which comprise any part of the Company Business, and all information about the particular needs or requirements of a customer based on its geographical, economic or other factors; and
(v)    Employee lists, phone numbers and addresses, pay rates, benefits and compensation packages, training programs and manuals, and other confidential information regarding the Company's personnel.
Notwithstanding the foregoing, "Confidential Information," for purposes of this Agreement, shall not extend to any information:
(i)that is or becomes in the public domain through no wrongful act or fault of the Executive;

(ii)that was already known to the Executive prior to employment with the Company;

(iii)that is obtained by the Executive from a third party who is not under a duty of nondisclosure owed to the Company;

(iv)to which the Executive would not otherwise have access by virtue of his employment with the Company and was independently developed by the Executive without any use of or reliance on any information that, without giving effect to this clause, would be considered Confidential Information and Trade Secrets of the Company; or

(v)is required to be disclosed by law; provided, however, that prior to such disclosure the Executive shall deliver timely notice to the Company of such required disclosure and assist the Company in seeking protective relief thereof.

(h)"Good Reason" means any one of the following:

(i)a material diminution of the Executive's authority or duties (including, without limitation, (1) the continuous assignment to the Executive of any duties materially inconsistent with the Executive's position with the Company, or (2) a material diminution in the nature or status of the Executive's responsibilities) without the Executive's prior written consent;

(ii)the Company effects a material diminution of the Executive's base compensation;

(iii)the Executive is removed from his Chief Accounting Officer position with the Company;

(iv)any requirement that the Executive, without his/her prior written consent, move his/her regular office to a location more than one hundred (100) miles from the Company's current executive offices in Minnetonka, MN; or

(v)any material breach by the Company of this Agreement.

Notwithstanding anything in this Agreement to the contrary, no event or condition described in this Section 9(h) shall constitute Good Reason unless, (i) within ninety (90) days following the Executive's actual knowledge of the event which the Executive determines constitutes Good Reason, the Executive notifies the Company in writing that the Executive has determined a Good Reason exists and specifies the event creating Good Reason, (ii) following receipt of such notice, the Company fails to remedy such event within thirty (30) days, and (iii) the Executive terminates his employment with the Company immediately following the expiration of such thirty-day (30) period. The foregoing conditions must be met for the Executive to have a Good Reason to terminate the Executive's employment.
(i)"Parent" means a "parent corporation," as defined in Section 424(e) of the Code.

(j)"Person" means any individual, partnership, corporation, limited liability company, trust, incorporated or unincorporated organization or association or other legal entity of any kind.

(k)"Subsidiary" means a "subsidiary corporation," as defined in Section 424(f) of the Code, of the Company.

(l)"Voting Power" shall mean the voting power of the outstanding securities of the applicable entity having the right under ordinary circumstances to vote in an election of directors.

10.Miscellaneous.

(a)Defense of Claims. The Executive agrees that, during and following the Term, upon request from the Company, the Executive will cooperate with the Company in the defense of any claims or actions that may be made by or against the Company that affect the Executive's prior areas of responsibility, except if the Executive's reasonable interests are adverse to the Company in such claim or action. The Company agrees to promptly reimburse the Executive for all of the Executive's reasonable legal fees, travel and other direct expenses incurred, or to be reasonably incurred - and, if the Executive is no longer employed with the Company, to compensate the Executive (at a pro rata hourly rate calculated based on the Executive’s Base Salary at the time of the Executive’s separation) for the Executive's time - to comply with the Executive's obligations under this Section 10(a).

(b)Non-Disparagement. The Executive agrees that at no time during or after the termination of the Executive's employment shall the Executive make, or cause or assist any other person to make, any statement or other communication to any third party which impugns or attacks, or is otherwise critical of, the reputation, business or character of the Company or its affiliates or any of its respective directors, officers or employees. Similarly, the Company agrees that at no time following the termination of the Executive's employment shall the Board or the Company's executive officers (as defined in Section 16 of the Securities Exchange Act of 1934, as amended) make, cause or assist any other person to make, any statement or other communication to any third party which impugns or attacks, or is otherwise critical of, the reputation, performance or character of the Executive. However, the foregoing shall not apply to: (i) any person's statements as a witness in a legal proceeding (as may be ordered by any regulatory agency or court or as otherwise required by law), or (ii) as may be necessary for either party to prosecute any claims relating to the enforcement of this Agreement.

(c)Source of Payments. All payments provided under this Agreement, other than payments made pursuant to a plan or agreement which provides otherwise, shall be paid in cash from the general funds of the Company, and no special or separate fund shall be established, and no other segregation of assets shall be made, to assure payment. The Executive shall have no right, title or interest whatsoever in or to any investments which the Company may make to aid the Company in meeting its obligations hereunder. To the extent that any person acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor of the Company.

(d)Amendment, Waiver. This Agreement may not be modified, amended or waived in any manner, except by an instrument in writing signed by both parties hereto. The waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

(e)Entire Agreement. This Agreement, the Exhibits attached hereto, and the agreements specifically incorporated herein are the entire agreement and understanding of the parties hereto with respect to the matters covered herein and supersedes all prior or contemporaneous negotiations, commitments, agreements and writings with respect to the subject matter hereof, all such other negotiations, commitments, agreements and writings shall have no further force or effect, and the parties to any such other negotiation, commitment, agreement or writing shall have no further rights or obligations thereunder.

(f)Governing Law/Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota, without regard to conflict of laws principles thereof. Each party to this Agreement hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts in Minnesota, for the purposes of any proceeding arising out of or based upon this Agreement.

(g)Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

(h)Reformation of Time, Geographical, and Occupational Limitations. In the event that any provision in this Agreement is held to be unenforceable by a court of competent jurisdiction because it exceeds the maximum time, geographical, or occupational limitations permitted by applicable law, then such provision(s) shall be and hereby are reformed to the maximum time, geographical, and occupational limitations as may be permitted by applicable law.

(i)Specific Performance/Injunctive Relief. In the event of the Executive's breach or violation of any provision of Section 7 ("Confidential Information"), Section 8 ("Non‑Competition and Non-Solicitation of Customers, Clients and Employees"), or Section 10(b) ("Non-Disparagement"), the parties agree that, in addition to any other remedies it may have, the Company shall be entitled to equitable relief for specific performance, and the Executive hereby agrees and acknowledges that the Company has no adequate remedy at law for the breach of the employment covenants contained herein.

(j)No Assignment. Neither this Agreement nor any of the Executive's rights and duties hereunder, shall be assignable or delegable by the Executive. Any purported assignment or delegation by the Executive in violation of the foregoing shall be null and void ab initio and of no force and effect. This Agreement may be assigned by the Company to a person or entity which is an affiliate or a successor in interest to substantially all of the business operations of the Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person or entity.

(k)Successors; Binding Agreement. For purposes of Section 7, Section 8, and Section 10(b) only, upon the death of the Executive, this Agreement shall be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and/or legatees.

(l)Notices. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three (3) days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company:        Northern Oil and Gas, Inc.
Attn: General Counsel
601 Carlson Parkway - Suite 990
Minnetonka, Minnesota 55305

If to the Executive:        Chad Allen
To the address on record with the Company

(m)Withholding of Taxes. The Company may withhold from any amounts or benefits payable under this Agreement all taxes it may be required to withhold pursuant to any applicable law or regulation.

(n)Headings. The section headings in this Agreement are inserted only as a matter of convenience, and in no way define, limit or interpret the scope of this Agreement or of any particular section.

(o)Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

(p)Survival. This Agreement shall terminate upon the termination of employment of the Executive; however, the following shall survive the termination of the Executive's employment and/or the expiration or termination of this Agreement, regardless of the reasons for such expiration or termination: Section 4 ("Rights Upon a Change in Control/Termination of Employment") and the corresponding Exhibit A ("Waiver and Release"), Section 7 ("Confidential Information"), Section 8 ("Non-Competition and Non-Solicitation of Customers, Clients and Employees"), Section 10(a) ("Defense of Claims"), Section 10(b) ("Non-Disparagement"), Section 10(e) ("Entire Agreement"), Section 10(f) ("Governing Law/Venue"), Section 10(i) ("Specific Performance/Injunctive Relief"), Section 10(k) ("Successors/Binding Agreement"), and Section 10(1) ("Notices").

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement effective as of the Effective Date.

EXECUTIVE:	NORTHERN OIL AND GAS, INC.
/s/ Chad Allen Chad Allen	By: /s/ Michael Reger Its: CEO
Date: June 1, 2018	Date: June 1, 2018

EXHIBIT A
EMPLOYMENT AGREEMENT
WAIVER AND RELEASE
This Waiver and Release is entered into pursuant to Section 4(f) of the Employment Agreement (the "Agreement") by and between Northern Oil and Gas, Inc., a Delaware corporation, and Chad Allen, an individual, as follows:
1.Definitions. I intend all words used in this Waiver and Release to have their plain meanings in ordinary English. Specific terms that I use in this Waiver and Release have the following meanings:

(a)"I", "me", and "my" include both me (Chad Allen) and anyone who has or obtains any legal rights or claims through me.

(b)"NOG" means Northern Oil and Gas, Inc., any company or organization related to Northern Oil and Gas, Inc. in the present or past (including without limitation, its predecessors, parents, subsidiaries, affiliates, joint venture partners, and divisions), and any successors of Northern Oil and Gas, Inc.

(c)"Company" means NOG; the present and past officers, directors, managers, committees, members, and employees of NOG; any company providing insurance to NOG in the present or past; the present and past employee benefit plans sponsored or maintained by NOG (other than multiemployer plans) and the present and past fiduciaries of such plans; the attorneys for NOG; and anyone who has acted on behalf of NOG or on instructions from NOG.

(d)"Employment Agreement" means the Employment Agreement between me and NOG entered into as of June 1, 2018.

(e)"My Claims" mean all of my rights that I now have to any relief of any kind from the Company, including without limitation:

(i)All claims arising out of or relating to my employment with NOG or the termination of that employment;

(ii)All claims arising out of or relating to the statements, actions, or omissions of the Company;

(iii)All claims for any alleged unlawful discrimination, harassment, retaliation or reprisal, or other alleged unlawful practices arising under any federal, state, or local statute, ordinance, or regulation, including without limitation, claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Americans with Disabilities Act, 42 U.S.C. § 1981, the Older Workers Benefit Protection Act of 1990, the Employee Retirement Income Security Act of 1974, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act, the Family Medical Leave Act, the Lilly Ledbetter Fair Pay Act of 2009, the Genetic Information Nondiscrimination Act, the Fair Credit Reporting Act, the Minnesota Human Rights Act, the Minnesota wage-hour and wage-payment laws, Minnesota's Worker's Compensation Act and non-retaliation statutes;

(iv)All claims for alleged wrongful discharge; breach of contract; breach of implied contract; failure to keep any promise; breach of a covenant of good faith and fair dealing; breach of fiduciary duty; estoppel; my activities, if any, as a "whistleblower"; defamation; infliction of emotional distress; fraud; misrepresentation; negligence; harassment; retaliation or reprisal; constructive discharge; assault; battery; false imprisonment; invasion of privacy; interference with contractual or business relationships; any other wrongful employment practices; and violation of any other principle of common law;

(v)All claims for compensation of any kind, including without limitation, bonuses, commissions, expense reimbursements, and vacation pay (other than my final payroll payment and any payment for accrued and unused vacation leave as of the day upon which my employment with NOG terminates (the "Termination Date") not yet paid to me as of the date I sign this Waiver and Release);

(vi)All claims for back pay, front pay, reinstatement, other equitable relief, compensatory damages, damages for alleged personal injury, liquidated damages, and punitive damages;

(vii)Any claim that a past unlawful decision has or has had a continuing effect on my compensation; and

(viii)All claims for attorneys' fees, costs, and interest.

However, My Claims do not include (i) any claims that the law does not allow to be waived, (ii) any claims that may arise after the date on which I sign this Waiver and Release, (iii) my rights to indemnification under applicable law, any indemnification agreement with the Company, or the charter documents of the Company (or any successor), (iv) my rights under any insurance policy maintained by the Company (or any successor), (v) my right to receive reimbursements for reasonable business expenses accrued prior to my Termination Date and not yet paid to me as of the date I sign this Waiver and Release, (vi) my right to receive my final payroll payment or payment for any accrued and unused vacation leave as of my Termination Date if not yet paid to me as of the date I sign this Waiver and Release, (vii) my rights to receive benefits to which I am entitled under the Employment Agreement, and (viii) any rights I have related to the any options, warrants, restricted stock, restricted stock units or other equity interests in the Company (the "Securities"), which shall continue to be governed by and subject to the terms and conditions of the applicable grant agreements, board resolutions, and plan documents governing the Securities (including, to the extent applicable, the Employment Agreement). Furthermore, I understand that nothing in this Waiver and Release prevents me from filing a claim against NOG with the U.S. Equal Employment Opportunity Commission ("EEOC") or any comparable state or local agency or participating in any such agency's investigation of NOG, but I acknowledge and agree that this Waiver and Release waives and releases, to the fullest extent legally permissible, my entitlement to any form of personal relief arising from any such claim that I or others may file.

2.Consideration. I will receive consideration from NOG in accordance with Section 4 of the Employment Agreement provided I sign and do not rescind this Waiver and Release as provided below and otherwise satisfy all other conditions to such receipt under this Waiver and Release. I understand and acknowledge that the consideration I am receiving is in addition to anything of value that I would be entitled to receive from NOG if I did not sign this Waiver and Release or if I revoked this Waiver and Release

3.Agreement to Waive and Release My Claims. In exchange for the consideration from NOG, I give up and release all of My Claims and agree to the other terms of this Waiver and Release. I will not make any demands or claims against the Company for compensation or damages relating to My Claims. The consideration that I am receiving is a fair compromise for the release of My Claims and my agreement to the other terms of this Waiver and Release.

4.Additional Agreements and Understandings. Even though NOG will provide consideration for me to settle and release My Claims, the Company does not admit that it is responsible or legally obligated to me. In fact, the Company denies that it is responsible or legally obligated to me for My Claims, denies that it engaged in any unlawful or improper conduct toward me, and denies that it treated me unfairly.

5.Return of Property. I represent that I have returned to NOG all materials, documents, equipment, confidential information and other property of the Company in accordance with the Employment Agreement. I agree that if I later discover any additional Company property or in my possession or control, I will promptly return it to NOG.

6.Confidentiality. I understand that the terms of this Waiver and Release are confidential and that I may not disclose those terms to any person except my spouse, my legal counsel or tax advisor(s), or as may be required by law. If I disclose any such confidential information to any person identified above, I must simultaneously inform the person to whom the disclosure is being made that the person must keep such information strictly confidential and that the person may not disclose such confidential information to any other person without the advance written consent of me and an authorized representative of NOG. Notwithstanding any language above to the contrary, nothing in this Waiver and Release is intended to, and does not, interfere with my rights under federal, state or local civil rights or discrimination laws to file a charge of discrimination with the EEOC or any similar state or local administrative agency, to participate in any investigation or proceeding conducted by the EEOC or any similar state or local agency, or to provide truthful, non-trade secret information to the EEOC or any similar state or local agency or in response to any subpoena or other legal process.

7.Acknowledgment of Continuing Obligations Under My Employment Agreement. I hereby acknowledge and confirm that I remain bound by all terms of my Employment Agreement that survive the termination of my employment with NOG, including all such obligations identified in Sections 10(q) of the Employment Agreement.

8.Advice to Consult with an Attorney. I understand and acknowledge that I am hereby being advised by the Company to consult with an attorney prior to signing this Waiver and Release. My decision whether to sign this Waiver and Release is my own voluntary decision made with full knowledge that the Company has advised me to consult with an attorney.

9.Period to Consider this Waiver and Release. I understand that I have twenty-one (21) days from the date I receive this Waiver and Release or my Termination Date, whichever is later and not counting the day I receive this Waiver and

Release or my Termination Date (as applicable), to consider whether I wish to sign this Waiver and Release. I understand that I may not sign this Waiver and Release prior to my Termination Date. If I sign this Waiver and Release before the end of the 21-day period, it will be my voluntary decision to do so because I have decided that I do not need any additional time to decide whether to sign this Waiver and Release. I agree that any changes made to this Waiver and Release before I sign it, whether material or immaterial, will not restart the 21-day period.

10.My Right to Revoke this Waiver and Release. I understand that I may revoke this Waiver and Release at any time within fifteen (15) days after I sign it, not counting the day upon which I sign it. This Waiver and Release will not become effective or enforceable unless and until the fifteen (15) day revocation period has expired without my revoking it.

11.Procedure for Accepting and Revoking this Waiver and Release. To accept the terms of this Waiver and Release, I must deliver the Waiver and Release, after I have signed and dated it, to NOG by hand or by mail within the twenty-one (21) day period that I have to consider this Waiver and Release. To revoke my acceptance of this Waiver and Release, I must deliver a written, signed statement that I revoke my acceptance to NOG by hand or by mail within the fifteen (15) day revocation period. All deliveries must be made to NOG at the following address:

Attn: General Counsel
Northern Oil and Gas, Inc.
601 Carlson Parkway, Suite 990
Minnetonka, Minnesota 55305
If I choose to deliver my acceptance or the revocation of my acceptance by mail, it must be postmarked within the period stated above and properly addressed to NOG at the address stated above.
12.Interpretation of this Waiver and Release. This Waiver and Release should be interpreted as broadly as possible to achieve my intention to resolve all of My Claims against the Company. If this Waiver and Release is held by a court to be inadequate to release a particular claim encompassed within My Claims, this Waiver and Release will remain in full force and effect with respect to all the rest of My Claims.

13.Governing Law; Jurisdiction. This Waiver and Release shall be interpreted and construed in accordance with the laws of the State of Minnesota. I consent to jurisdiction of the courts of the State of Minnesota and/or the federal district courts in Minnesota, for the purpose of resolving all issues of law, equity, or fact, arising out of or in connection with this Waiver and Release, and hereby waive any defense of lack of personal jurisdiction or inconvenient forum.

14.Entire Agreement. I agree that this Waiver and Release contains all the agreements between me and the Company with regard to the matters stated herein and supersedes all prior written or oral understandings or agreements, express or implied, with regard to the matters stated herein; provided, however that my Employment Agreement, any qualified employee benefit plans sponsored by the NOG in which I am a participant, and the applicable grant agreements, board resolutions, and plan documents governing the Securities each shall remain in effect in accordance with their terms. This Waiver and Release may be amended only in writing, signed by me and an authorized representative of NOG.

15.My Representations. I am legally able and entitled to receive the consideration being provided to me in settlement of My Claims. Other than the consideration, which I understand is payable only if I satisfy all conditions described herein, and my final payroll payment and payment for any accrued and unused vacation leave as of my Termination Date not yet paid to me as of the date I sign this Waiver and Release, I represent and confirm that I have been fully paid for all wages, overtime, vacation, commissions, bonuses, and other compensation that I earned during my employment with NOG. I have read this Waiver and Release carefully. I understand all of its terms. In signing this Waiver and Release, I have not relied on any statements or explanations made by the Company except as specifically set forth in this Waiver and Release. I am voluntarily releasing My Claims against the Company. I intend this Waiver and Release to be legally binding.

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My signature below indicates my agreement, understanding, and acceptance of this Waiver and Release and its terms and conditions.

Chad Allen:

Date: